Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is made and entered into as of this 21st day of January 2010 by and between CENTER WEST, a California limited partnership (the “Landlord”), and RENTECH, INC., a Colorado corporation (the “Tenant”), with reference to the below recitals of facts. All capitalized terms not defined herein shall have the meaning given to such terms in the “Lease” (as hereinafter defined).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement and Rider (collectively, the “Original Lease”) dated as of March 30, 2006, with respect to certain premises consisting of 7,181 square feet of Rentable Area on the seventh (7th) floor, comprised of 5,442 square feet with respect to Suite 710 (the “Suite 710 Premises”) and 1,739 square feet with respect to Suite 708 (the “Suite 708 Premises”), as more particularly and specifically defined in the Original Lease, in the building known as Center West, located at 10877 Wilshire Boulevard, Los Angeles, California 90024 (the “Building”), for a forty-nine (49) month term commencing as of May 15, 2006 and expiring as of June 14, 2010.

B. Landlord and Tenant entered into that certain First Amendment to Lease dated as of April 19, 2007 (the “First Amendment”), by and between Landlord and Tenant (the Original Lease, as amended by the First Amendment, collectively, the “Lease”), pursuant to which Tenant leased from Landlord and Landlord leased to Tenant an additional 1,818 stipulated square feet of Rentable Area on the sixth (6th) floor of the Building, as more particularly and specifically defined in the First Amendment (the “Suite 602 Premises”; the Suite 602 Premises together with the Suite 710 Premises and the Suite 708 Premises, collectively, the “Existing Premises”).

C. Tenant now desires to take possession of additional office space on the sixth floor in the Building, relocate from the Suite 708 Premises and the Suite 710 Premises and consolidate all space occupied by Tenant onto the sixth (6th) floor of the Building, and in order to accommodate Tenant’s need for additional office space, Landlord agrees to lease to Tenant additional space on the sixth (6th) floor of the Building consisting of Suite 600, comprised of 8,315 square feet of Rentable Area (the “Suite 600 Premises”) and Suite 603, comprised of 2,651 square feet of Rentable Area (the “Suite 603 Premises;” the Suite 603 Premises together with the Suite 602 Premises and the Suite 600 Premises are collectively referred to herein as the “Sixth Floor Premises,” which are comprised of a total of 12,784 stipulated square feet of Rentable Area, and are more particularly and specifically defined in Exhibit “A” attached hereto and made a part hereof), and Landlord and Tenant desire to amend the Lease to substitute the Sixth Floor Premises for the Existing Premises in accordance with the terms and provisions set forth herein

D. Tenant now desires to extend the Term of the Lease for and an additional sixty (60) month period, and Landlord and Tenant desire to amend the Lease in accordance with the terms and provisions set forth herein.

NOW, THEREFORE, subject to the terms and provisions of this Second Amendment, including the above recitals which are incorporated by reference herein, and in consideration of the mutual covenants hereinafter set forth and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. The Sixth Floor Premises. Effective upon the Commencement Date for the Sixth Floor Premises, as provided in Paragraph 2 below, (a) the Sixth Floor Premises shall be demised to Tenant under the Lease, and (b) Tenant’s leasehold rights and obligations with respect to the Suite 708 Premises and the Suite 710 Premises shall terminate, except as provided herein. Except as expressly set forth in this Second Amendment, (i) the demise to Tenant of the Sixth Floor Premises shall be pursuant to all of the terms, covenants, conditions, provisions and agreements of the Lease, and (ii) all references in the Lease to the “Premises” shall mean the Sixth Floor Premises.

2. Commencement Date for Sixth Floor Premises. The commencement of the Lease and Tenant’s obligation for the payment of Rent under this Second Amendment (the “Commencement Date for the Sixth Floor Premises”) shall be the earlier of (a) June 15, 2010, or (b) the date of completion of Landlord’s Work (as defined in Section 8 below). For purposes of this Section 2, Landlord’s Work shall be deemed complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use and enjoyment of the Sixth Floor Premises remain to be performed (items normally referred to as “punch list” items).

3. Extended Lease Term. With respect to the Sixth Floor Premises and only with respect thereto, the Lease Term set forth in the Basic Lease Information and Definitions of the Lease is hereby modified to provide for a term commencing upon the Commencement Date for the Sixth Floor Premises as defined in Paragraph 2 and expiring on June 14, 2015 (the “Expiration Date”).

4. Basic Rent for Sixth Floor Premises. Effective as of the Commencement Date for the Sixth Floor Premises, and except as modified by Section 5 below, Tenant shall pay $659,654.40 to Landlord as Annual Basic Rent for the Sixth Floor Premises, payable in equal Monthly Basic Rent installments of $54,971.20, which amounts shall escalate on June 15, 2011 and on each anniversary date thereafter in accordance with Article 3.2 of the Lease.

5. Rent Abatement. Notwithstanding anything to the contrary in Section 4 or 5 of this Second Amendment or Article 11.3 of the Lease, (a) beginning on the Commencement Date for the Sixth Floor Premises and continuing until the date thirteen (13) months after the Commencement Date for the Sixth Floor Premises, Monthly Basic Rent shall be abated with respect to 3,785 square feet of Rentable Area (such abated Monthly Basic Rent, the “Excused Rent”), and (b) from the Commencement Date for the Sixth Floor Premises and continuing through and including June 14, 2010, the Monthly Basic Rent shall not exceed the aggregate amount of Monthly Basic Rent Tenant would have been obligated to pay with respect to the Existing Premises under the Lease without giving effect to this Second Amendment.

Tenant understands and agrees that Landlord’s waiver of Tenant’s obligation to pay the Excused Rent is conditioned upon Tenant’s performing each and every obligation on its part to be performed under the Lease. Accordingly, upon the occurrence of a payment or material default by Tenant during the Lease Term, the foregoing provisions relieving Tenant of the obligation to pay the Excused Rent shall be null and void and all Rent which, in the absence of the Rent abatement provisions set forth in this Section 5, would have been payable, including the Excused Rent, shall become immediately due and payable by Tenant and Tenant shall pay all Rent during the remainder of the Lease Term as such Rent would have become due and payable in the absence of the Rent abatement provisions set forth in this Section 5.

6. Security Deposit. The amount of Security Deposit set forth in the Basic Lease Information and Definitions of the Lease is hereby amended and increased to $63,025.12 and concurrently with signing this Second Amendment, Tenant shall deposit with Landlord an additional Security Deposit of $24,602.22.

7. Operating Expenses Attributable to the Sixth Floor Premises; Base Year. Beginning on the Commencement Date for the Sixth Floor Premises, Tenant’s Percentage Share of Operating Expenses set forth in the Basic Lease Information and Definitions of the Lease shall mean 3.984%. The term “Base Year” as defined in Section 4.2.1 of the Lease is hereby amended to mean 2010.

8. Landlord’s Work for the Sixth Floor Premises. Except as otherwise set forth in the Lease and in this Second Amendment, Tenant shall accept the Sixth Floor Premises in its “as-is” physical condition as of the date of this Second Amendment, without any obligation of Landlord’s part to make any other alterations, repairs or improvements; provided, upon complete execution of this Second Amendment, Landlord shall, at its cost and expense, improve the Sixth Floor Premises as set forth in Exhibit “B” attached hereto and made a part hereof (“Landlord’s Work”). Landlord shall use commercially reasonable and diligent efforts to complete Landlord’s Work in a timely manner, subject to force majeure delays and delays caused by Tenant, its agents, contractors and employees, but in no event shall the Landlord’s Work not be completed by June 1, 2010. During the period in which Landlord is conducting the Landlord’s Work, Tenant shall give Landlord and its contractors, subcontractors and agents access to the Suite 602 Premises to allow Landlord to complete the Landlord’s Work; provided however, Landlord shall use commercially reasonable efforts avoid unreasonable disruption to Tenant’s business when Tenant is present in the Suite 602 Premises.

9. Relocation. Landlord shall notify Tenant in writing at least fifteen (15) days prior to the completion of the Landlord’s Work as to the approximate date Landlord anticipates completion of the Landlord’s Work. The “Relocation Date” means that date which is three (3) days after the date Landlord gives Tenant written notice (“Relocation Notice”) that the Sixth Floor Premises is ready for occupancy and Tenant should relocate to the Sixth Floor Premises. As soon as possible after, but not later than fifteen (15) days after, the Relocation Date, at Tenant’s sole cost and expense, Tenant shall have fully vacated the Existing Premises and removed all its personal property and effects therefrom and relocated into the Sixth Floor Premises, and Tenant should have left the Existing Premises in the condition required under the Lease at termination of the Lease (and the date Tenant does so is hereinunder referred to as the “Vacation Date”). Commencing from and after the Commencement Date for the Sixth Floor Premises and until the Vacation Date, the “Premises” under the Lease shall mean and refer to both the “Sixth Floor Premises” and the “Existing Premises.” Until the Commencement Date for the Sixth Floor Premises, however, Tenant shall continue paying all Rent required to be paid under the Lease with respect to the Existing Premises and shall not be required to pay Rent with respect to the Sixth Floor Premises. If Tenant has not vacated the Existing Premises by the date fifteen (15) days after the Relocation Date, then until the Vacation Date, Tenant shall continue paying Rent with respect to the Existing Premises and shall pay Rent with respect to the Sixth Floor Premises until Tenant has fully vacated the Existing Premises and removed all its personal property and effects therefrom; provided that Tenant’s failure to vacate within fifteen (15) days after the Relocation Date shall not constitute a material default under the Lease. Nothing in this Second Amendment is intended to release Tenant from any claims, liabilities or damages Tenant or its agents, employees or contractors may have caused to the Existing Premises. Following the Commencement Date for the Sixth Floor Premises, Tenant shall, within five (5) business days of Landlord’s request to do so, execute and deliver to Landlord a Commencement Date Certificate in such form requested by Landlord.

10.a. Right of First Availability. Subject to the rights previously granted to other tenants of the Building, Tenant shall have a continuing right of first availability (“Right of First Availability”) to lease Suite 610 in the Building when the same becomes available for leasing (“Contiguous Expansion Premises” or “Available Space”). At such time as the Available Space becomes available, Landlord shall notify Tenant of the availability of such space and Landlord’s good faith estimate of the Prevailing Market Rental Rate (as defined in Section 10.b. of this Second Amendment) and other relevant terms and conditions on which Landlord is willing to lease the Available Space to Tenant (the “Availability Notice”). The Right of First Availability shall only be available to Tenant if (i) Tenant is not then in default under this Lease, (ii) Tenant has not assigned the Lease or subleased any portion of the Premises to any person or entity other than a Permitted Transferee and (iii) Tenant has indicated by written notice to Landlord within the previous six (6) months that it is interested in leasing the Available Space when it becomes available. The right to lease the Available Space described in the Availability Notice shall apply only to the entire space as described in the Availability Notice. Tenant shall have the right, for a period of ten (10) days following the receipt of the Availability Notice, to agree or decline to negotiate with Landlord and agree in writing to the business terms for a lease of such space.

If Tenant fails to respond to the Availability Notice or if Landlord and Tenant do not agree in writing to the terms for such space within said ten (10) day period and promptly thereafter enter into a lease (which may be in the form of an amendment to the Lease), the right of Tenant to lease such Available Space pursuant to the Availability Notice shall terminate and be of no further force or effect, and Landlord shall then be free to offer such space or any part thereof or any other space in the Available Space thereafter becoming available, and negotiate a lease therefor, on any terms and conditions with any other third party. Notwithstanding any of the foregoing, Landlord shall not be held in default under the Lease on account of its inadvertent failure to deliver the Notice to Tenant, nor shall Tenant have any right to interfere with the lease or occupancy rights of any third party on account of Landlord’s inadvertent failure to deliver the Notice to Tenant.

10.a. Personal to Tenant. The Right of First Availability is personal to the initial Tenant under this Lease and its Permitted Transferees, and it may not be exercised or assigned, voluntarily or involuntarily, by or to any person other than Tenant, nor shall the Right of First Availability be assigned separate and apart from this Lease.

10.b. Prevailing Market Rental Rate. The term (“Prevailing Market Rental Rate”) for the purpose of this Section 10, shall mean and refer to the rate projected as of the date of which the Prevailing Market Rental Rate is to be effective then being charged to tenants for comparable space in the Building, similarly improved, taking into consideration rental abatement concessions, if any, the length of the relevant term, the extent of services to be provided to the Premises and the date as of which the Prevailing Market Rental Rate is to become effective. Notwithstanding the forgoing, the Prevailing Market Rental Rate shall not take into account tenant improvement or refurbishment allowances unless the same were granted as part of comparable renewal transaction being considered; provided, however, the presence or absence of brokerage commissions shall not be considered.

11. Parking Privileges for the Sixth Floor Premises. Effective on the Commencement Date for the Sixth Floor Premises, Tenant’s parking obligation, as set forth in the Basic Lease Information and Definitions section of the Lease, shall be amended to thirty-four (34) parking privileges, consisting of five (5) reserved parking privileges and twenty-nine (29) unreserved parking privileges; provided however, Tenant’s obligation to pay monthly parking charges for nine (9) unreserved parking spaces shall be abated during the initial thirteen (13) months of the term of the Lease (as modified by this Second Amendment).

12. Inapplicability. Sections 59, 61 and 62, of the Lease are hereby deleted and are of no further force nor effect.

13. Broker. As a material part of the consideration for the granting of this Second Amendment, Tenant represents and warrants to Landlord that, except for Madison Partners, no other broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment on behalf of the Tenant, and that Tenant knows of no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation for representing Tenant in connection with this Second Amendment. Any such other broker, agent or finder of Tenant whom Tenant has failed to disclose to Landlord, in writing, shall be paid solely by Tenant. Tenant shall indemnify and hold Landlord harmless from all damages paid or incurred by Landlord resulting from any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant as required hereunder.

14. Complete Agreement. The Lease, as amended by this Second Amendment, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Lease as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by written instrument executed by all of the parties hereto. Except as expressly amended hereby, all of the terms, covenants, conditions, provisions and agreements of the Lease, as amended, remain in full force and effect. This Second Amendment shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Hereafter, all references to “this Lease” or “the Lease” in the Lease means the Lease as modified by this Second Amendment. Should any inconsistency arise between this Second Amendment and the terms and conditions of the Lease as to the specific matters which are the subject of this Second Amendment, the terms and conditions of this Second Amendment shall control.

15. Authority. Each person executing this Second Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below.

16. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument, binding on the parties hereto. The signature of either party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. Facsimile signatures shall be fully binding and effective for all purposes as if they were original signatures.

IN WITNESS THEREOF, the parties hereto have executed this Second Amendment to Lease as of the date first set forth above.

LANDLORD:	TENANT:

CENTER WEST, a California limited partnership	RENTECH, INC., a Colorado corporation

By: Glenshire, Inc., a California corporation,	By: /s/ D. Hunt Ramsbottom
its General Partner	Name: D. Hunt Ramsbottom
Its: President and CEO

By: /s/ Kam Hekmat	By: /s/ Dan J. Cohrs
Name: Dan. J. Cohrs
Its: EVP and CFO

EXHIBIT “A“

FLOOR PLAN OF THE SIXTH FLOOR PREMISES

(Not to scale)

EXHIBIT “B“

LANDLORD’S WORK

(Not to scale)